Exhibit 10.4

DEED OF ASSIGNMENT

Regional Studies Agreement Areas I, II, III and IV

This Assignment is made and entered into as of March 12, 2010, between Upland Oil and Gas LLC Sucursal del Peru (“Upland”), as assignor, and Gulf United Energy del Peru Ltd. (“Gulf”), as assignee.

WHEREAS, on February 28, 2008, PeruPetro S.A. and Petron Resources S.A. and Upland Oil and Gas LLC Sucursal del Peru entered into Regional Studies Agreement (the “TEA Agreement”) covering Areas I, II, III and IV (“TEA Areas”);

WHEREAS, capitalized terms used, but not defined, in this Assignment have the meanings ascribed to them in the TEA Agreement;

WHEREAS, Upland holds one hundred percent (100%) of the rights and obligations of the Company under the TEA Agreement (subject only to overriding royalty interest of 1% of gross revenues from the TEA Areas assigned to HTX Capital, LLC pursuant to that certain Override Agreement by and between Upland and HTX Capital, LLC dated the 20th day of January, 2010) (“TEA Override”);

WHEREAS, Upland desires to assign to Gulf, and Gulf desires to accept, an undivided thirty percent (35%) of Upland’s rights and obligations under the TEA Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein:

1.
Upland hereby assigns to Gulf, and Gulf hereby accepts from Upland, an undivided thirty-five percent (35%) interest in the rights and obligations of the Company under the TEA Agreement, subject only to a proportionate part of the TEA Override (said interest is hereinafter referred to as the “Assigned Interest”).

2.	Gulf hereby assumes all obligations with respect to the Assigned Interest arising after the date hereof.
3.	Upland will continue being the Operator under the TEA Agreement.
4.	This Assignment shall be effective as from the date first set forth above.
5.
This Assignment shall be governed by and interpreted in accordance with the laws of the State of Texas, United States of America except to the extent laws of any other jurisdiction are mandatorily applicable.

TO HAVE AND TO HOLD the Assigned Interest together with all rights, hereditaments and appurtenances thereto belonging, unto Gulf, its successors and assigns forever, and Upland does hereby bind itself and its successors to warrant and forever defend the Assigned Interest unto Gulf, its successors and assigns against every person whomsoever lawfully claiming or to claim the same.

This Assignment is subject to that certain Participation Agreement by and between Upland and Gulf dated the 12th day of March, 2010 (the “Agreement”).  Any assignment of this Assignment or the Assigned Interests transferred herein, in whole or in part (and any subsequent assignments), will be subject to the terms and conditions of the Agreement, the License Agreement, and the TEA JOA to be entered into pursuant to Clause 2.7 of the Agreement, specifically including, without limitation, the default provisions set forth in Clause 2.8 of the Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, Upland and Gulf have caused this Assignment to be signed by their respective, duly authorized representatives as of the date first above written.

Upland Oil and Gas LLC

Upland Oil and Gas LLC Sucursal de Peru	Gulf United Energy del Peru Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: